Exhibit 99.1

CONTACT:	Tim Mammen Chief Financial Officer IPG Photonics Corporation (508) 373-1100	David Calusdian Executive Vice President Sharon Merrill Associates, Inc. (617) 542-5300
IPG PHOTONICS REPORTS FINANCIAL RESULTS FOR SECOND QUARTER OF 2009
Weak Pulsed Laser Sales for Materials Processing Drive Year-over-Year Decline in Revenues and a Net Loss;
High Power Laser Sales Remain Resilient
OXFORD, Mass. — August 4, 2009 — IPG Photonics Corporation (Nasdaq: IPGP), the world leader in high-power fiber lasers and amplifiers, today reported financial results for the second quarter of 2009 ended June 30, 2009.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In millions, except per share data)	2009	2008	% Change	2009	2008	% Change
Revenue	$40.4	$56.0	-28%	$85.8	$108.9	-21%
Gross margin	29.1%	48.1%		32.2%	47.2%
Operating (loss) income	$(1.3)	$12.8	-110%	$0.7	$25.3	-97%
Operating margin	-3.2%	22.8%		0.9%	23.3%
Net (loss) income attributable to IPG Photonics Corporation	$(1.2)	$8.6	-114%	$—	$16.7	-100%
Earnings per diluted share	$(0.03)	$0.19	-116%	$—	$0.36	-100%
Comments on the Second Quarter
“We reported top- and bottom-line financial results for the second quarter of 2009, in line with our release two weeks ago,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “Second-quarter revenue continued to be affected by the global economic downturn, which resulted in lower prices for certain products due to both the macro-economic environment and increased competition. The materials processing market is especially weak in Europe and Asia, which had a significant effect on our sales this quarter. High power laser sales were up slightly year-over-year for both the second quarter and the first half of 2009.”
“The year-over-year decline in our earnings was the result of changes in product sales mix, lower absorption of fixed costs due to a lower level of sales, a reduction in the level of inventory during the period, and increased R&D expenses which exceeded the cost reductions we achieved,” said Gapontsev. “We estimate that we achieved $1.5 million of manufacturing and general and administrative cost reductions in the second quarter of 2009 as compared to the level of expenses at the end of 2008. Also, we increased R&D spending in the quarter to best position the company to capitalize on growth opportunities when our markets rebound.”
“Despite a tough economic environment, we believe demand for our high power lasers for a variety of material processing applications remained resilient primarily due to market share gains,” Gapontsev said. “High power laser markets represent a substantially larger market opportunity with fewer competitors than the pulsed laser markets. In addition to high power lasers, three of our smaller markets showed some stability during the second

IPGP Q2 Results/2
quarter. The Telecommunications, Medical and Advanced Applications markets each reported year-over-year growth.”
“Looking at our performance geographically, North America was least affected by the global economic downturn, declining 8% year-over-year,” Gapontsev said. “European sales were down approximately 33% year-over-year, primarily due to slower sales of marking, solar and printing applications. Sales in Asia and Australia decreased by 30% compared to the second quarter of 2008. Sales in Japan and China were weak primarily due to lower pulsed laser sales, while we had moderate growth in South Korea.”
“Our balance sheet remains strong with approximately $78 million cash and cash equivalents on hand at the end of the quarter,” said Gapontsev. “We also generated positive cash flow from operations in the quarter totaling $5.9 million. Some of the increase in cash flow was due to a reduction in inventory, which was down by $3.1 million, excluding write-downs. We reduced capital expenditures to $3.0 million in the quarter and are on track to limit our total capital expenditures in 2009 to less than $15.0 million.”
Gross margin was 29.1% in the second quarter of 2009 compared with 48.1% in the same quarter in 2008. Operating loss was $1.3 million in the second quarter of 2009 compared with operating income of $12.8 million for the same period in 2008, due primarily to the factors mentioned previously and, to a lesser extent, a write-down of slow moving inventory. Operating expenses including foreign exchange gains and losses for the second quarter of 2009 were $13.1 million, or 32.3% of revenue, compared with $14.2 million, or 25.3% of revenue, in the second quarter of 2008.
For the first six months of 2009, gross margin was 32.2% compared with 47.2% in 2008. Operating income was $0.7 million in the first six months of 2009 compared with $25.3 million for the first six months of 2008. Operating expenses, including foreign exchange gains and losses, for the first six months of 2009 were $26.9 million, or 31.3% of revenue, compared with $26.0 million, or 23.9% of revenue, in the same period of 2008.
Cash and cash equivalents were $78.1 million on June 30, 2009, compared with $51.3 million on December 31, 2008. For the first six months of 2009, cash provided by operating activities was $23.8 million and cash used in investing activities totaled $7.8 million.
Business Outlook and Financial Guidance
“We expect that the weakness in the Materials Processing market and pricing pressures may limit a meaningful improvement in our revenues and net income for the remainder of 2009,” said Gapontsev. “At the same time, we are encouraged by the growth in high-power sales, positive signs in the Medical, Telecommunications and Advanced Applications markets and the performance of our new products, such as our green lasers, new high-energy pulsed lasers, long-pulsed lasers aimed at replacing lamp-pumped YAG lasers, and our new 100 Watt fiber-coupled laser diodes, the most powerful high brightness single-emitter based laser diode. While visibility for the third quarter of 2009 is better than at the beginning of the second quarter, it remains limited for the remainder of the year. We are hopeful for the beginnings of a recovery in the second half of 2009.”
“During the second half of the year, we will continue to take actions to ensure that we are an even stronger company when our markets rebound,” said Gapontsev. “We will maintain our focus on controlling costs and reducing inventories in order to maximize cash flow and achieve profitability for 2009. Also, we are proceeding aggressively with our product development strategy to secure our technological superiority and market leadership position for the long term.”

IPGP Q2 Results/3
For the third quarter of 2009, IPG Photonics expects revenues in the range of $39 million to $44 million. The Company anticipates earnings per diluted share in the range of $(0.02) to $0.03 based on 46,518,000 common shares, which includes 45,431,000 basic common shares outstanding and 1,087,000 potentially dilutive options at June 30, 2009. This guidance is subject to the risks outlined in the Company’s reports with the SEC, and assumes that exchange rates remain at present levels.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, August 4, 2009 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. Interested parties that are unable to listen to the live call may access an archived version of the webcast on IPG’s website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in a wide range of applications such as materials processing, advanced, telecommunications and medical applications. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to a slight recovery in the second half of 2009, weakness in the Materials Processing market and pricing pressures, positive signs in the Medical, Telecommunications and Advanced Applications markets, taking actions to ensure that the Company is stronger, control of costs, reduction of inventories, achieving profitability for 2009, maintaining technology superiority and market leadership, and the Company’s revenue and EPS guidance for the third quarter of 2009. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns; reduction in customer capital expenditures; potential order cancellations and push-outs and financial and credit market issues; the Company’s ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG’s products; effective management of growth; level of fixed costs from its vertical integration; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; inventory write-downs; foreign currency fluctuations; competitive factors, including declining average selling prices; building and expanding field service and support operations; uncertainties pertaining to customer orders; demand for products and services; development of markets for the Company’s products and services; and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 12, 2009) and its periodic reports

IPGP Q2 Results/4
filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPGP Q2 Results/5
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(in thousands, except per share data)
NET SALES	$40,385	$55,994	$85,793	$108,870
COST OF SALES	28,613	29,047	58,160	57,523

GROSS PROFIT	11,772	26,947	27,633	51,347

OPERATING EXPENSES:
Sales and marketing	3,880	3,703	7,069	6,850
Research and development	4,734	4,447	8,876	7,321
General and administrative	4,944	5,765	9,934	12,177
(Gain)/loss on foreign exchange	(500)	259	1,015	(314)

Total operating expenses	13,058	14,174	26,894	26,034

OPERATING (LOSS) INCOME	(1,286)	12,773	739	25,313

OTHER (EXPENSE) INCOME, Net:
Interest (expense), net	(367)	(183)	(757)	(278)
Other (expense) income, net	(36)	489	(184)	536

Total other (expense) income	(403)	306	(941)	258

(LOSS) INCOME BEFORE BENEFIT FROM (PROVISION FOR) INCOME TAXES	(1,689)	13,079	(202)	25,571
BENEFIT FROM (PROVISION FOR) INCOME TAXES	524	(4,058)	63	(8,055)

NET (LOSS) INCOME	(1,165)	9,021	(139)	17,516
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	64	469	(181)	815

NET (LOSS) INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$(1,229)	$8,552	$42	$16,701

NET (LOSS) INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$(0.03)	$0.19	$0.00	$0.38
Diluted	$(0.03)	$0.19	$0.00	$0.36
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	45,431	44,355	45,263	44,225
Diluted	45,431	46,132	46,336	46,087

IPGP Q2 Results/6
IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$78,068	$51,283
Accounts receivable, net	32,006	41,842
Inventories, net	62,085	72,555
Income taxes receivable	1,995	1,968
Prepaid expenses and other current assets	6,138	7,200
Deferred income taxes	9,539	6,175

Total current assets	189,831	181,023
DEFERRED INCOME TAXES	3,008	2,400
PROPERTY, PLANT, AND EQUIPMENT, Net	115,258	114,492
OTHER ASSETS	15,004	15,303

TOTAL	$323,101	$313,218

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$31,401	$19,769
Current portion of long-term debt	1,333	1,333
Accounts payable	6,065	7,739
Accrued expenses and other liabilities	18,929	17,988
Deferred income taxes	343	1,690
Income taxes payable	1,653	507

Total current liabilities	59,724	49,026

DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	1,819	2,896

LONG-TERM DEBT	17,334	17,997

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock	5	4
Additional paid-in capital	289,242	283,217
Accumulated deficit	(53,801)	(53,843)
Accumulated other comprehensive income	8,683	8,794

Total IPG Photonics Corporation stockholders’ equity	244,129	238,172
Noncontrolling interests	95	5,127

Total equity	244,224	243,299

TOTAL	$323,101	$313,218

IPGP Q2 Results/7
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(139)	$17,516
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	9,043	7,525
Provisions for inventory, warranty & bad debt	6,152	3,489
Other	(3,499)	(2,448)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable/payable	7,862	(3,315)
Inventories	1,686	(15,751)
Other	2,695	4,632

Net cash provided by operating activities	23,800	11,648
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(7,726)	(20,325)
Other	(54)	5,586

Net cash used in investing activities	(7,780)	(14,739)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	11,786	8,086
Long-term borrowings	(677)	544
Purchase of noncontrolling interests	(508)	—
Exercise of employee stock options and related tax benefit from exercise	477	1,365

Net cash provided by financing activities	11,078	9,995

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(313)	50

NET INCREASE IN CASH AND CASH EQUIVALENTS	26,785	6,954
CASH AND CASH EQUIVALENTS — Beginning of period	51,283	37,972

CASH AND CASH EQUIVALENTS — End of period	$78,068	$44,926

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$794	$849
Income taxes paid	$5,059	$5,026
Non-cash transactions:
Additions to property, plant and equipment included in accounts payable	$360	$1,243
Inventory contributed as investment in affiliates	$237	$—
Purchase of noncontrolling interests in exchange for Common Stock	$3,027	$—